Exhibit 21.0

CONCEPTUS, INC.

LIST OF SUBSIDIARIES

As of December 31, 2010

Foreign Subsidiary	Jurisdiction in Which Incorporated or Organized
Conceptus SAS	France
Conceptus Medical Limited	United Kingdom